Exhibit 99.1

Sanchez Energy Announces Second Quarter 2015 Operating and Financial Results; Record Production and Operating
Efficiencies Result in Lower Capital Spending

HOUSTON, (Marketwired)—August 10, 2015—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”, the “Company”, “we”, “our”, or similar terms), today announced operating and financial results for the second quarter 2015.  Highlights from the report include:

•            Record total production of 4,907 thousand barrels of oil equivalent (“MBOE”) during the second quarter 2015, up 164% over the second quarter 2014;

•            Average production of 53,923 barrels of oil equivalent per day (“BOE/D”), which significantly exceeded the high end of the Company’s second quarter 2015 production guidance of 42,000 to 46,000 BOE/D;

•            Revenues of $141.1 million ($169.3 million inclusive of hedge settlements), Net loss attributable to common stockholders of $566.9 million and Adjusted EBITDA (a non-GAAP financial measure) of $111.9 million in the second quarter 2015;

•            2015 capital spending guidance reduced 8% to $550 million to $600 million (as compared to previous guidance of $600 million to $650 million), due to improved operating efficiencies and lower overall well costs;

•            Preliminary 2016 capital guidance of $250 million to $300 million, a reduction of $300 million (or ~50%) from 2015 capital spending, while maintaining an expected significant backlog of banked wells at Catarina;

•            Increased full year 2015 production guidance by 4% to 46,000 to 50,000 BOE/D;

•            2016 capital budget expected to generate flat to moderate production growth in 2016 as compared to 2015, and to satisfy all significant lease obligations;

•            Liquidity of $572 million as of June 30, 2015, which consisted of $272 million in cash and cash equivalents and an undrawn bank credit facility, which has a $550 million borrowing base and an elected commitment of $300 million;

•            A total of 35 gross wells (31 net wells) brought online during the second quarter 2015, which includes several wells outside the Company’s core Western Catarina acreage that have performed significantly better than expectations; and

•            A total of 68 wells drilled toward the Company’s 50 well annual drilling commitment at Catarina for the period July 2014 to June 2015 — as a result, the Company has banked 18 wells toward its next annual 50 well drilling commitment.

MANAGEMENT COMMENTS

Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy, commented:  “During the second quarter, we delivered strong production and operating results, while further optimizing operations and maintaining a focus on capital discipline. We achieved record daily production of approximately 53,923 BOE/D while maintaining a commitment to continuous improvement in all aspects of our operations and cost competitiveness. As we continue to exercise financial discipline in today’s challenging commodity price environment, we plan to reduce capital spending this year by an additional $50 million while still increasing our production targets by 2,000 BOE/D (or approximately 4%). Our 2015 capital spending plan now ranges from $550 million to $600 million, with resulting average daily production expected to range from 46,000 to 50,000 BOE/D for the full year.”

“Efficiency gains, reduced cycle times, and unit cost reductions have combined to positively impact performance and reduce our capital spending in 2015.  As a result, we are estimating preliminary 2016 capital spending to be approximately $250 - $300 million. The 2016 capital budget is expected to maintain production consistent with 2015 levels and will likely lead to some moderate year-over-year growth.  It is also expected to meet all significant lease obligations and maintain a 20-30 well bank towards our 50-well per year drilling commitment in Catarina.  The 2016 capital budget represents a reduction of approximately $300 million from our recently reduced 2015 capital budget of $550 - $600 million.”

“During our first year operating the Catarina asset, we successfully drilled 68 wells toward our 50 well annual drilling commitment, which allowed us to bank 18 wells toward the 50 well drilling commitment that runs from July 2015 through June 2016.  By the end of the fourth quarter 2015, we anticipate that we will have drilled nearly all of the 50 wells required for the commitment period that ends June 30, 2016.  This gives us a tremendous amount of operational and financial flexibility in the first half of 2016 as we further evaluate commodity prices, capital markets and acquisition opportunities.”

“In the TMS, where our land position includes a high percentage of acreage that is held by production (HBP) and leases with substantial terms left on them, we have come to an agreement with our affiliate whereby we have mutually decided to defer all further drilling and completions until oil prices recover.  We are optimistic about the long-term potential of the TMS and expect to continue to add to our lease position and expand our footprint in this play such that we can resume drilling and completing wells once commodity prices recover.”

“We believe that our Company is well positioned to weather an extended period of depressed commodity prices. The steps taken to reduce costs and spending have dramatically decreased our expected need for future capital. The Company has a completely undrawn bank credit facility of $300 million (elected of a $550 million borrowing base) and $272 million of cash as of June 30, 2015, for total liquidity of $572 million. We believe that the combination of strong liquidity, improved production outlook and conservative capital spending will allow us to sustain our production base and inventory and position the Company to both maintain a strong balance sheet as well as to achieve growth while in a $40-$50 oil price environment.”

OPERATIONS UPDATE

The Company’s Eagle Ford development plan remains primarily focused on Catarina, where the Company plans to average four gross (3.5 net) rigs over the course of 2015.  During May, the Company moved one rig from Catarina to its Cotulla asset where the Company plans to drill and complete six development wells in the oil window.  Activity at the Company’s non-operated Palmetto asset, which is characterized by a high percentage of HBP acreage, has slowed in 2015, and the Company anticipates reduced development activity at Palmetto for the balance of 2015.

In the second quarter 2015, the Company brought 35 gross wells (30 operated and five non-operated) and 31 net wells (30 operated and one non-operated) online.  At Catarina, the Company continues exploration activity outside of its core Western Catarina acreage.  In South-Central and South-Eastern Catarina, the Company has brought three pads (two wells each) online.  These pads have performed significantly better than expectations and show results similar to Western Catarina.  In particular, the two most recent pads in South-Central Catarina are producing above the Company’s 600 to 700 MBOE type curve and are currently trending in line with some of the best wells in Western Catarina.

As of June 30, 2015, the Company had 565 gross (449 net) producing wells with 32 gross (29.5 net) wells in various stages of completion, as detailed in the following table.

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	238	27
Marquis	103	—
Cotulla / Wycross	139	—
Palmetto	72	4
TMS / Other	13	1
Total	565	32

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s mix of hydrocarbon production during the second quarter 2015 consisted of approximately 39% crude oil, 30% natural gas liquids, and 31% natural gas.  By asset area, Catarina, Marquis, Cotulla (excluding Wycross), Palmetto, Wycross, and TMS/Other comprised approximately 71%, 10%, 8%, 5%, 5%, and 1%, respectively, of the Company’s total second quarter 2015 production volumes.

Revenue for the three months ended June 30, 2015 totaled $141.1 million, a decrease of 7% over the same period a year ago, due to a 56% decrease in the average sales price per BOE, inclusive of realized hedge gains, over that period.  The effect of the decrease in commodity prices was partially offset by higher production due to the addition of 152 gross new wells since the second quarter 2014.

Production, average sales prices, and operating costs and expenses per BOE for the second quarter 2015 are summarized in the table that follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Production volumes -
Oil (MBo)	1,917	1,356	3,701	2,575
NGLs (MBbls)	1,467	262	2,588	514
Natural gas (MMcf)	9,135	1,445	16,127	2,767
Total oil equivalent (MBOE)	4,907	1,859	8,977	3,550
BOE/Day	53,923	20,437	49,597	19,615

Average sales price, excluding the realized impact of derivative instruments -
Oil ($ per Bo)	$51.90	$100.90	$47.30	$99.63
NGLs ($ per Bbl)	$12.06	$30.96	$12.19	$32.32
Natural gas ($ per Mcf)	$2.62	$4.60	$2.80	$4.71
Oil equivalent ($ per BOE)	$28.76	$81.55	$28.04	$80.62

Average sales price, including the realized impact of derivative instruments -
Oil ($ per Bo)	$63.75	$97.12	$60.66	$96.78
NGLs ($ per Bbl)	$12.06	$30.96	$12.19	$32.32
Natural gas ($ per Mcf)	$3.21	$4.46	$3.30	$4.47
Oil equivalent ($ per BOE)	$34.50	$78.68	$34.45	$78.36

Operating costs and expenses ($/BOE):
Oil and natural gas production expenses	$7.27	$7.48	$7.78	$8.40
Production and ad valorem taxes	$1.69	$4.21	$1.89	$5.13
General and administrative, excluding stock based compensation and acquisition costs included in G&A (1)(2)	$2.87	$6.47	$3.10	$6.03

(1) Excludes stock-based compensation of $1.60 and $8.57 per BOE for the three months ended June 30, 2015 and 2014, respectively, and $1.73 and $7.29 per BOE for the six months ended June 30, 2015 and 2014, respectively.
(2) Excludes acquisition costs included in G&A of $0.48 and $0.25 per BOE for the three and six months ended June 30, 2014, respectively.

Second quarter 2015 results, third quarter 2015 guidance, and updated guidance for the full year 2015 are summarized in the table that follows:

Metrics	2Q15 - Actual	3Q15 - Guidance	2015 - Guidance
Production Guidance (BOE/D)
Period Average	53,923	46,000 — 50,000	46,000 — 50,000

Production Mix
% Oil / NGLs / Gas	39% / 30% / 31%	37% / 32% / 31%	38% / 31% / 31%

Operating Cost & Expense Guidance ($/BOE)
Oil & Natural Gas Production Expenses	$7.27	$9.00 - $10.00	$9.00 - $10.00
Production & Ad Valorem Taxes	$1.69	$2.00 - $3.00	$2.00 - $3.00
Cash G&A	$2.87	$3.00 - $3.50	$3.00 - $3.50
Total	$11.83	$14.00 - $16.50	$14.00 - $16.50

Preferred Dividends ($MM)	$4.0	$4.0	$16.0

Cash Interest ($MM)		$30.0	$120.0

CAPITAL EXPENDITURES

Capital expenditures incurred during the second quarter 2015, including accruals, were approximately $133 million. The Company also incurred approximately $20 million in capital expenditures related to invoices from expenditures incurred in prior periods.

HEDGING UPDATE

As of June 30, 2015, the Company has hedged approximately 2.6 million barrels of crude oil production and 12.1 billion cubic feet of natural gas production in the second half of 2015, which represents approximately 50% of the Company’s anticipated total production during the second half of 2015 to achieve the mid-point of updated 2015 production guidance.  Further detail on the Company’s hedges can be found in the tables that accompany today’s news release.

FINANCIAL RESULTS

On a GAAP basis, the Company reported a net loss attributable to common stockholders of $566.9 million, which includes a non-cash after tax impairment charge of $468.9 million and a non-cash mark-to-market loss on the value of the Company’s hedge portfolio of $61.9 million, offset by $28.1 million in hedge settlements.

The Company reported Adjusted EBITDA of $111.9 million for the second quarter 2015, which represents a 1% decrease over the second quarter 2014, and Adjusted Net Income (Loss) of ($24.4) million for the second quarter 2015, which compares to Adjusted Net Income of $11.5 million reported in the second quarter 2014.  Adjusted EBITDA and Adjusted Net Income (Loss) are non-GAAP financial measures defined in the tables included with today’s news release.

LIQUIDITY, CREDIT FACILITY AND OTHER

The Company maintained liquidity of $572 million as of June 30, 2015, which consisted of $272 million in cash and cash equivalents and an undrawn bank credit facility, which has a $550 million borrowing base and an elected commitment of $300 million.

The Company recently completed an amendment to its credit facility that allows for the potential execution of midstream projects that would improve the Company’s ability to market natural gas and natural gas liquids (“NGLs”).  The amendment also provides increased hedge flexibility (particularly for NGLs) and removes the interest coverage ratio from the financial covenants under the credit facility.

In July 2015, the Company announced the implementation of a three year NOL “rights plan” that protects the Company’s ability to use the benefit of its net operating loss carryforwards that might otherwise be limited due to certain changes in equity ownership.

SHARE COUNT

As of August 7, 2015, the Company had 61.9 million total common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of August 7, 2015 would have been 74.4 million.  The weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders and adjusted net income (loss) per common share, basic and diluted, which are determined in accordance with GAAP, was 57.2 million and 57.0 million for the three and six months ended June 30, 2015, respectively.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Monday August 10, 2015, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time, 12:00 p.m. Mountain Time and 11:00 a.m. Pacific Time, respectively). Interested investors can listen to the call by visiting our website at www.sanchezenergycorp.com and clicking on the Second Quarter 2015 Conference Call button. Webcast, both live and rebroadcast, will be available over the internet at: http://edge.media-server.com/m/p/txd2mtf6/lan/en.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional resources in the onshore U.S. Gulf Coast with a current focus on the Eagle Ford Shale in South Texas, where the Company has assembled approximately 223,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website (www.sanchezenergycorp.com).

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, estimates of our future hydrocarbon mix, the anticipated benefits of our acquisitions, the anticipated results of our hedging program, and the expected benefits of our efforts to reduce costs and improve the efficiency of our drilling program. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” “goal,” “seek,” “likely,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure to successfully integrate acquired assets, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, our expectations regarding the timing and ability to meet our drilling commitments with respect to our Catarina assets, and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (the “SEC”). Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

CAUTIONARY NOTE TO U.S. INVESTORS

The SEC permits oil and gas companies, in their filings with the SEC, to disclose proved, probable and possible reserves.  We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  U.S. Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at

www.sanchezenergycorp.com and the SEC’s website at www.sec.gov.  You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

Company contacts:

G. Gleeson Van Riet
Chief Financial Officer
Sanchez Energy Corporation
713-783-8000

Jaime Brito

Senior Vice President, Investor Relations

Sanchez Energy Corporation

713-783-8000

(Financial Highlights Follow)

SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
REVENUES:
Oil sales	$99,498	$136,902	$175,022	$256,577
Natural gas liquids sales	17,694	8,116	31,547	16,609
Natural gas sales	23,936	6,643	45,152	13,037
Total revenues	141,128	151,661	251,721	286,223

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	35,658	13,911	69,821	29,823
Production and ad valorem taxes	8,303	7,842	16,973	18,245
Depreciation, depletion, amortization and accretion	104,717	70,583	207,374	131,834
Impairment of oil and natural gas properties	468,922	—	910,372	—
General and administrative (inclusive of stock-based compensation expense of $7,875 and $15,943, respectively, for the three months ended June 30, 2015 and 2014, and $15,569 and $25,878, respectively, for the six months ended June 30, 2015 and 2014)	21,962	28,869	43,439	48,178
Total operating costs and expenses	639,562	121,205	1,247,979	228,080

Operating income (loss)	(498,434)	30,456	(996,258)	58,143

Other income (expense):
Interest and other income	123	3	256	15
Other income (expense)	650	—	(1,307)	—
Interest expense	(31,500)	(17,261)	(63,058)	(30,533)
Net gains (losses) on commodity derivatives	(33,749)	(31,900)	7,554	(41,017)
Total other expense, net	(64,476)	(49,158)	(56,555)	(71,535)

Loss before income taxes	(562,910)	(18,702)	(1,052,813)	(13,392)

Income tax expense (benefit)	—	(6,544)	7,442	(4,679)

Net loss	(562,910)	(12,158)	(1,060,255)	(8,713)

Less:
Preferred stock dividends	(3,991)	(7,132)	(7,982)	(25,325)

Net loss attributable to common stockholders	$(566,901)	$(19,290)	$(1,068,237)	$(34,038)
Net loss per common share - basic and diluted	$(9.91)	$(0.38)	$(18.74)	$(0.70)

Adjusted EBITDA, as defined (1)	$111,901	$112,535	$195,566	$208,728
Adjusted net income (loss) attributable to common stockholders, as defined (1)	$(24,409)	$11,529	$(79,656)	$20,852
Adjusted net income (loss) per common share - basic and diluted (1)	$(0.43)	$0.23	$(1.40)	$0.43

Weighted average number of unrestricted common shares used to calculate net loss and adjusted net income (loss) per common share - basic and diluted (2)(3)	57,184	50,602	56,996	48,825

(1)          Adjusted EBITDA, Adjusted Net Income attributable to common stockholders and Adjusted Net Income per common share are Non-GAAP financial measures. See below for reconciliations to net loss.

(2)          The three and six months ended June 30, 2015 excludes 981,738 and 2,291,790 shares of weighted average restricted stock and 12,530,695 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

(3)          The three and six months ended June 30, 2014 excludes 423,771 and 829,375 shares of weighted average restricted stock and 13,253,510 and 14,502,257 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

SANCHEZ ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2015	2014
	(in thousands)
ASSETS:
Cash and cash equivalents	$271,784	$473,714
Oil and natural gas receivables	44,922	69,795
Joint interest billing receivables	3,106	14,676
Accounts receivable - related entities	3,891	386
Fair value of derivative instruments, current	69,203	100,181
Deferred tax asset, current	—	—
Other current assets	12,774	23,002
Oil and natural gas properties, net	1,412,780	2,261,678
Fair value of derivative instruments, noncurrent	28,722	24,024
Debt issuance costs, net	45,005	48,168
Deferred tax asset, noncurrent	20,165	40,685
Investments	2,032	—
Other assets	20,929	19,101

TOTAL ASSETS	$1,935,313	$3,075,410

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$1,000	$29,487
Accounts payable - related entities	—	—
Other payables	7,942	4,415
Accrued liabilities	157,624	229,888
Deferred premium liability, current	12,207	—
Fair value of derivative instruments, current
Deferred tax liability, current	20,165	33,242
Other current liabilities	—	5,166
Long term debt, net of premium (discount)	1,746,649	1,746,263
Asset retirement obligations	28,500	25,694
Deferred tax liability, noncurrent
Deferred premium liability, noncurrent	12,341	—
Fair value of derivative instruments, noncurrent	—	889
Other liabilities	1,967	779
Stockholders’ equity (deficit)	(53,082)	999,587

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,935,313	$3,075,410

SANCHEZ ENERGY CORPORATION

HEDGING ACTIVITY SUMMARY

As of June 30, 2015, the Company had the following NYMEX WTI crude oil hedging transactions covering anticipated future production:

Oil swaps:

Calendar Year	Volumes (Bbls)	Average Price per Bbl	Price Range per Bbl
July - December 2015	2,576,000	$73.23	$67.00 - $88.35
2016	2,562,000	$70.11	$62.00 - $80.15

Oil puts:

Calendar Year	Volumes (Bbls)	Put Price per Bbl	Put Price Range per Bbl
2016	4,026,000	$60.00	$60.00 - $60.00

As of June 30, 2015, the Company had the following NYMEX Henry Hub natural gas hedging transactions covering anticipated future production:

Gas swaps:

Calendar Year	Swap Volumes (Mmbtu)	Average Price per Mmbtu	Price Range per Mmbtu
July - December 2015	4,910,000	$3.85	$3.54 - $4.01
2016	14,640,000	$3.87	$3.80 - $3.92
2017	3,650,000	$3.65	3.65

3 way collars — gas:

	Collar Volumes	Average Short Put Price	Average Long Put Price	Average Short Call
Calendar Year	(Mmbtu)	per Mmbtu	per Mmbtu	Price per Mmbtu
July - December 2015	1,840,000	$3.50	$4.00	$4.90

Enhanced swaps — gas:

	Enhanced Swap	Average Swap Price	Average Put Price
Calendar Year	Volumes (Mmbtu)	per Mmbtu	per Mmbtu
July - December 2015	5,704,000	$4.31	$3.75

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.

We define Adjusted EBITDA as net income (loss):

Plus:

•                                          Interest expense, including net losses (gains) on interest rate derivative contracts;

•                                          Net losses (gains) on commodity derivative contracts;

•                                          Net settlements received (paid) on commodity derivative contracts;

•                                          Depreciation, depletion, amortization and accretion expense;

•                                          Stock-based compensation expense;

•                                          Acquisition costs included in general and administrative expense;

•                                          Income tax expense (benefit);

•                                          Loss (gain) on sale of oil and natural gas properties;

•                                          Impairment of oil and natural gas properties; and

•                                          Other non-recurring items that we deem appropriate.

Less:

•                                          Premiums on commodity derivative contracts;

•                                          Interest income; and

•                                          Other non-recurring items that we deem appropriate.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net loss	$(562,910)	$(12,158)	$(1,060,255)	$(8,713)
Plus:
Interest expense	31,500	17,261	63,058	30,533
Net losses (gains) on commodity derivative contracts	33,749	31,900	(7,554)	41,017
Net settlements received (paid) on commodity derivative contracts	28,138	(5,337)	57,493	(8,017)
Depreciation, depletion, amortization and accretion	104,717	70,583	207,374	131,834
Impairment of oil and natural gas properties	468,922	—	910,372	—
Stock-based compensation expense	7,875	15,943	15,569	25,878
Acquisition costs included in general & administrative	—	890	—	890
Write off of joint venture receivable, non-recurring	—	—	2,251	—
Income tax expense (benefit)	—	(6,544)	7,442	(4,679)
Less:
Interest income	(91)	(3)	(184)	(15)

Adjusted EBITDA	$111,901	$112,535	$195,566	$208,728

We present Adjusted Net Income (Loss) attributable to common stockholders (“Adjusted Net Income (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Net Income (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. We define Adjusted Net Income (Loss) as net income (loss):

Plus:

•                  Non-cash preferred stock dividends associated with conversion;

•                  Net losses (gains) on commodity derivative contracts;

•                  Net settlements received (paid) on commodity derivative contracts;

•                  Stock-based compensation expense;

•                  Acquisition costs included in general and administrative expense;

•                  Impairment of oil and natural gas properties;

•                  Other non-recurring items that we deem appropriate; and

•                  Tax impact of adjustments to net income (loss).

Less:

•                  Premiums on commodity derivative contracts;

•                  Preferred stock dividends; and

•                  Other non-recurring items that we deem appropriate.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net loss	$(562,910)	$(12,158)	$(1,060,255)	$(8,713)
Less: Preferred stock dividends	(3,991)	(7,132)	(7,982)	(25,325)

Net loss attributable to common shares	(566,901)	(19,290)	(1,068,237)	(34,038)
Plus:
Non-cash preferred stock dividends associated with conversion	—	3,112	—	17,013
Non-cash write off of joint venture receivables	—	—	2,251	—
Net losses (gains) on commodity derivative contracts	33,749	31,900	(7,554)	41,017
Net settlements received (paid) on commodity derivative contracts	28,138	(5,337)	57,493	(8,017)
Premiums on commodity derivative contracts (1)	—	—	—	—
Impairment of oil and natural gas properties	468,922	—	910,372	—
Stock-based compensation expense	7,875	15,943	15,569	25,878
Acquisition costs included in general and administrative	—	890	—	890
Tax impact of adjustments to net income (loss) (1)	3,808	(15,131)	10,450	(20,883)
Adjusted net income (loss)	(24,409)	12,087	(79,656)	21,860
Adjusted net income (loss) allocable to participating securities (2)	—	(558)	—	(1,008)
Adjusted net income (loss) attributable to common stockholders	$(24,409)	$11,529	$(79,656)	$20,852

Adjusted net income (loss) per common share - basic and diluted (3) (4)	$(0.43)	$0.23	$(1.40)	$0.43

Weighted average number of unrestricted outstanding common shares used to calculate adjusted net income (loss) per common share - basic and diluted (3) (4)	57,184	50,602	56,996	48,825

(1)              The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income to Adjusted Net Income.

(2)              The Company’s restricted shares of common stock are participating securities.

(3)              The three and six months ended June 30, 2015 excludes 981,738 and 2,291,790 shares of weighted average restricted stock and 12,530,695 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.

(4)              The three and six months ended June 30, 2014 excludes 423,771 and 829,375 shares of weighted average restricted stock and 13,253,510 and 14,502,257 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.